Exhibit 99.(a)(1)(B)

FORM OF ELECTION FORM

ORTHOVITA, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

ELECTION FORM

I have received Orthovita, Inc.’s Offer to Issue Common Stock in Exchange for Outstanding Options to Purchase Common Stock dated November 19, 2007 (the “Offer”), made available to certain holders of options to purchase common stock of Orthovita, Inc. (the “Company” or “Orthovita”), granted under its Company Option Plans (as defined in the Offer). Defined terms not explicitly defined herein shall have the same definitions as in the Offer.

Pursuant to the terms of the Offer, I elect to have one or more Eligible Option Grants held by me, as specified below, cancelled in exchange for a right to receive shares of the Company’s common stock. I hereby agree that, unless I withdraw or change my election before 5:00 p.m. Eastern Time on December 20, 2007 (or a later Expiration Date, if Orthovita extends the Offer), my election will be irrevocable, and, if accepted by Orthovita, such surrendered Eligible Option Grants will be cancelled in their entirety on December 20, 2007 (or a later Expiration Date, if Orthovita extends the Offer).

I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option Grant(s):

Option Number	Option Grant Date	Exercise Price	Number of Option Shares Outstanding

☐	I have attached an additional sheet listing my name and any additional Eligible Option Grant(s) I wish to cancel.

☐	This Election Form is being submitted to replace a previously submitted Election Form or Notice of Withdrawal.

I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option Grant(s) after the date of this election (unless I timely withdraw or change this election), and that such options will be cancelled as of December 20, 2007 (or a later Expiration Date, if Orthovita extends the Offer).

I agree that Orthovita has made no representations or warranties to me regarding this Offer or the future pricing of Orthovita’s stock, and that my participation in this Offer is at my own discretion.

Optionee Signature	Social Security Number

Optionee Name (Please print)	E-mail Address	Date and Time

Optionee Mailing Address (Please print)

RETURN THIS ELECTION FORM TO INVESTOR RELATIONS, ATTENTION: ALBERT J. PAVUCEK, JR. NO LATER THAN 5:00 PM EASTERN TIME ON DECEMBER 20, 2007 VIA HAND DELIVERY, OVERNIGHT COURIER, FACSIMILE TO (610) 640 -2603 OR EMAIL TO INVESTORRELATIONS@ORTHOVITA.COM.

Investor Relations will send you a letter of confirmation within three business days of receipt.

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election Form. A properly completed and executed original of this Election Form (or a facsimile of it) must be delivered to Investor Relations at 77 Great Valley Parkway, Malvern, Pennsylvania 19355, via hand delivery, overnight courier, facsimile to (610) 640-2603 or emailed to investorrelations@orthovita.com, on or before 5:00 p.m. Eastern Time on December 20, 2007 (the Expiration Date).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.

2. Withdrawal. You may withdraw this Election Form at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw at any time until the extended Expiration Date. To withdraw you must deliver a signed and dated Notice of Withdrawal to Investor Relations in accordance with the instructions to the Notice of Withdrawal. You may not rescind your election to withdraw and any attempt to do so will thereafter be deemed not properly made for purposes of the Offer; you may, however, complete and deliver a new Election Form following the procedures described in these Instructions in order to elect to participate in the Offer. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously delivered Election Form or Notice of Withdrawal from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3. Change of Election. As noted in the Offer to Exchange, you may select individual Eligible Option Grants to be exchanged for shares of the Company’s common stock. You do not have to exchange all your Eligible Option Grants, but for each Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time until the extended Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. The Company will not accept any alternative, conditional or contingent exchanges. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right to receive any notice of the receipt of the election to exchange your options, except as provided in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your Eligible Option Grants have been cancelled. Your Eligible Option Grants that are accepted for exchange will not be cancelled until the Expiration Date.

4. Inadequate Space. If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be tendered should be provided on a separate schedule attached to this Election Form. You must print your name on, and sign, any attached schedules. Any attached schedules should be delivered with this Election Form, and will thereby be considered part of this Election Form.

5. Exchange of Eligible Options. If you intend to exchange Eligible Option Grants through the Offer, you must complete the table on this Election Form by providing the option grant number, option grant date, exercise price, and the total number of option shares outstanding for each Eligible Option Grant that you intend to cancel and exchange for shares of the Company’s common stock.

The Company will not accept partial exchanges of individual Eligible Option Grants. Accordingly, you may exchange all or none of the shares outstanding pursuant to each Eligible Option Grant.

6. Other Information on This Election Form. In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your mailing address, email address and social security number.

7. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer or this Election Form should be directed to Investor Relations, Attn: Albert J. Pavucek, Jr., 77 Great Valley Parkway, Malvern, Pennsylvania 19355, telephone number (610) 640-1775, email investorrelations@orthovita.com.

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